                                                                   EXHIBIT 11.1

                              AMERICREDIT CORP.
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              (dollars in thousands, except per share amounts)

                                     Three Months Ended               Six Months Ended
                                        December 31,                    December 31,
                                    -------------------              ------------------
                                    1997           1996              1997          1996
                                    ----           ----              ----          ----
Weighted average
  shares outstanding             29,890,355     28,653,775        29,684,960     28,513,145

Incremental shares
  resulting from assumed
  exercise of stock options       2,516,204      2,024,414         2,514,307      1,885,424
                                 ----------     ----------        ----------     ----------

Weighted average shares
  and assumed incremental
  shares                         32,406,559     30,678,189        32,199,267     30,398,569
                                 ----------     ----------        ----------     ----------
                                 ----------     ----------        ----------     ----------

NET INCOME                          $14,181         $9,198           $27,375        $17,270
                                    -------         ------           -------        -------
                                    -------         ------           -------        -------

EARNINGS PER SHARE:

  Basic                             $   .47         $  .32           $   .92        $   .61
                                    -------         ------           -------        -------
                                    -------         ------           -------        -------

  Diluted                           $   .44         $  .30           $   .85        $   .57
                                    -------         ------           -------        -------
                                    -------         ------           -------        -------

Basic earnings per share has been computed by dividing net income by the weighted average shares outstanding.

Diluted earnings per share has been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.